Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of August 4, 2008, by and between Ralcorp Holdings, Inc. (the “Company”), and Deutsche Bank Trust Company Americas (the “Trustee”).

RECITALS

WHEREAS, Cable Holdco, Inc., a Delaware corporation (“Splitco”) and the Trustee entered into an Indenture dated as of August 4, 2008 (the “Indenture”), pursuant to which Splitco issued $577,500,000 aggregate principal amount of its 7.29% Notes due 2018, $20,000,000 of its Floating Rate Notes due 2018 and $67,000,000 of its 7.39% Notes due 2020 (collectively, the “Securities”); and

WHEREAS, effective August 4, 2008, Splitco was merged with and into Ralcorp Mailman LLC (“Mailman”), with Mailman being the surviving corporation, whereupon the separate corporate existence of Splitco ceased and Mailman assumed the due and punctual payment of the principal of (and premium, if any) and the interest on all of the Securities in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions of the Indenture pursuant to the First Supplemental Indenture dated as of August 4, 2008; and

WHEREAS, effective August 4, 2008, (the “Effective Time”), Mailman was merged with and into the Company, with the Company being the surviving corporation (the “Merger”), whereupon the separate corporate existence of Mailman ceased; and

WHEREAS, Section 801 of the Indenture prohibits the consummation of the Merger unless the Company assumes the due and punctual payment of the principal of (and premium, if any) and the interest on all of the Securities in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions of the Indenture; and

WHEREAS, the Subsidiary Guarantee between the Subsidiary Guarantors named therein, the Company, with respect to Section 5 thereto, and the Trustee, is required pursuant to Sections 1011 and 1018 of the Indenture and such Subsidiary Guarantee, is being executed simultaneously with this Supplemental Indenture; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture; and

WHEREAS, this Supplemental Indenture shall be effective as of  the Effective Time.

NOW, THEREFORE, in compliance with Section 801 and Article 9 of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, Company and the Trustee, for the benefit of the holders of the Securities, agree as follows:

1.           Assumption of Payment and Performance.  As of and after the Effective Time, Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture on the part of Mailman to be performed or observed.

2.           Effect of Supplemental Indenture.  As of and after the Effective Time, (i) the Indenture is modified in accordance herewith; (ii) this Supplemental Indenture shall form a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Securities shall continue to be governed by the Indenture; (v) every holder of Securities heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture; and (vi) the Covenant Effective Time shall have occurred.

3.           Notation on Securities.  Securities authenticated and delivered on or after the Effective Time shall bear the following notation, which may be printed or typewritten thereon:

“Effective August 4, 2008, Cable Holdco, Inc., a Delaware corporation (“Cable Holdco”), was merged with and into Ralcorp Mailman LLC (“Mailman”), which assumed the obligations of Cable Holdco, which was subsequently merged with and into Ralcorp Holdings, Inc. (the “Company”).  Pursuant to the Second Supplemental Indenture, dated as of August 4, 2008, the Company has assumed the obligations of Mailman and the performance of every covenant and condition of the Indenture on the part of Mailman to be performed or observed.”

If the Company shall so determine, new Securities so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by Company and authenticated and delivered by the Trustee or the Authenticating Agent in exchange for the Securities then outstanding, and thereafter the notation herein provided shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided as to any Security or to exchange any Security for a new Security modified as herein provided shall not affect any of the rights of the holder of such Security.

4.           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Company.

5.           Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

6.           Successors and Assigns.  This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Securities then outstanding.

7.           Headings.  The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

8.           Counterparts.  This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

RALCORP HOLDINGS, INC.

By:	/s/ C. G. Huber, Jr.
Name: C. G. Huber, Jr.
Title: Corporate Vice President,
General Counsel and Secretary

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Wanda Camacho
Name: Wanda Camacho
Title: Vice President

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Assistant Vice President